CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-211163 on Form N-14 of our report dated November 20, 2015, relating to the financial statements and financial highlights of First Trust High Income ETF, a series of First Trust Exchange-Traded Fund VI, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the headings "Independent Registered Public Accounting Firm ("Auditor")" in the Joint Proxy Statement/Prospectus, "Management of the Funds", "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, and "Independent Registered Public Accounting Firm" in the FTHI Prospectus, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
July 27, 2016